Exhibit 33.1

Management’s Assertion Regarding Compliance with Applicable Servicing Criteria

AmeriCredit Financial Services, Inc. (“AFSI”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2014 (the “Reporting Period”). The transactions covered by this report include publicly issued auto loan asset-backed securities transactions issued from September 23, 2010 to December 31, 2014 for which we acted as servicer involving auto loans (the “Platform”). The individual asset-backed transactions that we have defined as constituting the Platform are included in Appendix A.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d) except for the following criteria: 1122(d)(1)(ii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(2)(vi), 1122 (d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), which we have determined are not applicable to the activities we perform with respect to the Platform (the “Applicable Servicing Criteria”).

Third parties classified as vendors: With respect to servicing criteria 1122(d)(2)(i) we have engaged various vendors to serve as repositories for customer payments (i.e. a lockbox bank and a third party money wire transfer provider) as required by the servicing criteria. We have determined that none of the vendors are a “servicer” as defined in Item 1101(j) of Regulation AB, and we elect to take responsibility for assessing compliance with the portion of the servicing criteria applicable to each vendor as permitted by Interpretation 200.06 of the SEC Compliance and Disclosure Interpretations (“Interpretation 200.06”). These outsourced activities themselves are immaterial, and we do not believe that AFSI is required to provide an assessment of its compliance with those oversight procedures pursuant to Item 1122(d)(1)(ii). We have policies and procedures in place to provide reasonable assurance that each vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. AFSI has taken responsibility for assessing compliance with the portion of the servicing criterion performed by those vendors. We are solely responsible for determining that it meets the SEC requirements to apply Interpretation 200.06 for the vendors and related criteria.

With respect to the Platform and the Reporting Period, we provide the following assessment of compliance with respect to the Applicable Servicing Criteria:

1.	We are responsible for assessing our compliance with the Applicable Servicing Criteria.

2.	We have assessed compliance with the Applicable Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 200.06 as described above, as of and for the Reporting Period. In performing this assessment, we used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	We were in material compliance with the Applicable Servicing Criteria as of and for the Reporting Period.

4.	If applicable with respect to the Platform, all data files were transferred to the back-up servicer on a timely basis.

5.	There were no external enhancements as of and for the year ended December 31, 2014 within the Platform.

6.	We have not identified and are not aware of any material instance of noncompliance by the vendors with regard to the Applicable Servicing Criteria, or performance of certain functions with regard to the Applicable Servicing Criteria, as of and for the year ended December 31, 2014, with respect to the Platform taken as a whole.

7.	We have not identified any material deficiencies in our policies and procedures to monitor the compliance by the vendors with the Applicable Servicing Criteria, as of and for the year ended December 31, 2014 with respect to the Platform taken as a whole.

Deloitte & Touche LLP, a registered public accounting firm has issued an attestation report with respect to our foregoing assessment of compliance as of and for the Reporting Period.

AmeriCredit Financial Services, Inc.

By:	/s/ Chris A Choate
Name:	Chris A Choate
Title:	Executive Vice President and Chief Financial Officer
Date:	March 19, 2015

By:	/s/ Connie Coffey
Name:	Connie Coffey
Title:	Executive Vice President, Corporate Controller and Chief Accounting Officer
Date:	March 19, 2015

By:	/s/ Ellen Billings
Name:	Ellen Billings
Title:	Senior Vice President, North America Controller
Date:	March 19, 2015

Appendix A: Asset Backed Transactions constituting the Platform

	Trustee	Securitization
1	Wells Fargo	AmeriCredit Automobile Receivables Trust 2010-3

2	Wells Fargo	AmeriCredit Automobile Receivables Trust 2010-4

3	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-1

4	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-2

5	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-3

6	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-4

7	Wells Fargo	AmeriCredit Automobile Receivables Trust 2011-5

8	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-1

9	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-2

10	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-3

11	Wells Fargo	AmeriCredit Automobile Receivables Trust 2012-4

12	BONY	AmeriCredit Automobile Receivables Trust 2012-5

13	BONY	AmeriCredit Automobile Receivables Trust 2013-1

14	Citibank	AmeriCredit Automobile Receivables Trust 2013-2

15	Citibank	AmeriCredit Automobile Receivables Trust 2013-3

16	Wells Fargo	AmeriCredit Automobile Receivables Trust 2013-4

17	BONY	AmeriCredit Automobile Receivables Trust 2013-5

18	BONY	AmeriCredit Automobile Receivables Trust 2014-1

19	Citibank	AmeriCredit Automobile Receivables Trust 2014-2

20	Citibank	AmeriCredit Automobile Receivables Trust 2014-3

21	BONY	AmeriCredit Automobile Receivables Trust 2014-4